3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

June 16, 2017

Interpace Diagnostics Group, Inc.

Morris Corporate Center I, Building A

300 Interpace Parkway

Parsippany, NJ 07054

Re: Registration Statement for Additional Shares Filed Under Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel to Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 16, 2017 (as amended, the “Registration Statement”) pursuant to the requirements of Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 filed by the Company on May 22, 2017 (the “Original Registration Statement”, File No. 333-218140), as amended by Pre-Effective Amendment No. 1 filed with the Commission on June 7, 2017, Pre-Effective Amendment No. 2 filed with the Commission on June 13, 2017 (the “Second Amendment”) and Pre-Effective Amendment No. 3 filed with the Commission on June 13, 2017. The Registration Statement relates to the registration under the Act (the “Offering”) of (i) up to an additional $862,500 of shares (“Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) up to an additional $1,035,000 of shares of Common Stock (the “Warrant Shares”) underlying the warrants to purchase shares of Common Stock (the “Common Warrants”) at an exercise price equal to $1.25 per share and (iii) up to an additional $862,500 of warrants to purchase shares of Common Stock at an exercise price equal to $0.01 per share (the “Pre-Funded Warrants”), in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) substantially in the form filed as an exhibit to the Second Amendment to be entered by and among the Company and the several underwriters (such underwriters, for whom Maxim Group LLC is acting as representative, the “Underwriters”). The Firm Shares, the Common Warrants, the Pre-Funded Warrants and the Warrant Shares are hereinafter referred to collectively as the “Securities.”

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Interpace Diagnostics Group, Inc.

June 16, 2017

In our capacity as counsel, you have requested that we render the opinions set forth in this letter and we are furnishing this opinion letter to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Second Amendment, (iii) the Company’s Certificate of Incorporation, including all amendments to date, (iv) the Company’s Amended and Restated Bylaws, as amended to date, (v) resolutions of the board of directors of the Company (the “Board”) relating to the Offering and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) any certificates representing Securities to be issued pursuant to the Offering, as applicable, will be duly executed and delivered; (vi) the Company will have reserved, from its authorized but unissued and unreserved shares of Common Stock, a number sufficient to issue all Common Stock issuable pursuant to the Offering (including Common Stock issuable upon the exercise of any Common Warrants or Pre-Funded Warrants) and the issuance of such Common Stock will not exceed the number of then-authorized shares of Common Stock of the Company. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Firm Shares have been duly authorized and, when issued by the Company in accordance with and in the manner described in the Original Registration Statement and in accordance with the resolutions adopted by the Board, will be validly issued, fully paid and non-assessable;

2. The Pre-Funded Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Original Registration Statement and in accordance with the resolutions adopted by the Board, will constitute valid and binding agreements of the Company under the laws of Delaware enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

Interpace Diagnostics Group, Inc.

June 16, 2017

3. The Common Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Original Registration Statement and in accordance with the resolutions adopted by the Board, will constitute valid and binding agreements of the Company under the laws of Delaware enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

4. The Warrant Shares have been duly authorized and, if issued upon exercise of the Common Warrants or Pre-Funded Warrants against payment therefor in accordance with the terms of the Common Warrants or Pre-Funded Warrants, as applicable, would be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Original Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP